SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. One)


                             Shore Bancshares, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   825107-10-5
                                 (CUSIP Number)

                               December 31, 1998
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[x]  Rule 13d-1(d)




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--------------------------------             -----------------------------------
   CUSIP NO.     825107-10-5         13G        Page    1    of    1     Pages
--------------------------------             -----------------------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS                            Ashley, Sydney G.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              ###-##-####
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
              U.S.A.

--------------------------------------------------------------------------------
NUMBER OF          5.  SOLE VOTING POWER                                   0
SHARES
BENEFICIALLY       -------------------------------------------------------------
OWNED BY           6.  SHARED VOTING POWER                               364
EACH
REPORTING          -------------------------------------------------------------
PERSON WITH        7.  SOLE DISPOSITIVE POWER                              0

                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER                          364

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON               364

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                   |_|

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              0.02%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
              IN

--------------------------------------------------------------------------------



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                                  SCHEDULE 13G

         Item 1(a). Name of Issuer:

                    Shore Bancshares, Inc.

         Item 1(b). Address of Issuer's Principal Executive Offices:

                    109 N. Commerce St.
                    P.O. Box 400, Centreville, MD  21617-0400

         Item 2(a). Name of Person Filing:

                    Sydney G. Ashley

         Item 2(b). Address of Principal Business Office or, if None, Residence:

                    107 S. Commerce St., Centreville, MD  21617

         Item 2(c). Citizenship:

                    USA

         Item 2(d). Title of Class of Securities:

                    Common Stock



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         Item 2(e). CUSIP Number

                    825107-10-5

         Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                    (a) |_| Broker or dealer registered under Section 15 of the Act,

                    (b) |_|  Bank as defined in Section 3(a)(6) of the Act,

                    (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act,

                    (d) |_| Investment Company registered under Section 8 of the Investment Company Act.

                    (e) |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

                    (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retire-ment Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

                    (g) |_| Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

                    (h) |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


         Item 4.    Ownership.

                  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a) Amount beneficially owned:

                      364

                  (b) Percent of class:

                      0.02%

                  (c) Number of shares as to which such person has:


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                      (i)   Sole power to vote or to direct the vote           0

                      (ii)  Shared power to vote or to direct the vote       364

                      (iii) Sole power  to dispose or  to direct the disposition
                            of       0

                      (iv)  Shared power to dispose or to direct the disposition
                            of       364

         Item 5.  Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following   [ X ]

         Item 6.  Ownership  of More  than Five  Percent on  Behalf  of  Another
                  Person.

                  Not applicable.

         Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.


         Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.



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         Item 9.  Notice of Dissolution of Group.

                  Not applicable

         Item 10. Certification.

                  Not applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                February 3, 1999
                                                (Date)


                                                /s/ Sydney G. Ashley
                                                (Signature)


                                                Sydney G. Ashley
                                                (Name/Title)



F7061.sec R:1


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